Exhibit 3.1

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

SPY INC.

WITH AND INTO

ORANGE 21 INC.

Pursuant to Section 253 of the

General Corporation Law of the State of Delaware

Orange 21 Inc., a Delaware corporation (the “Corporation”), does hereby certify to the following facts relating to the merger (the “Merger”) of SPY Inc., a Delaware corporation and wholly owned subsidiary of the Corporation (the “Merger Sub”), with and into the Corporation, with the Corporation remaining as the surviving corporation under the name of SPY Inc.:

FIRST: The Corporation is incorporated pursuant to the General Corporation Law of the State of Delaware (the “DGCL”). The Merger Sub is incorporated pursuant to the DGCL.

SECOND: The Corporation owns all of the outstanding shares of each class of capital stock of the Merger Sub.

THIRD: The Board of Directors of the Corporation, by the resolutions adopted at a meeting held on October 27, 2011 and attached hereto as Annex 1, duly determined to merge the Merger Sub with and into the Corporation and to effect a change of the Corporation’s name to SPY Inc. in connection with such merger pursuant to Section 253 of the DGCL.

FOURTH: The Corporation shall be the surviving corporation of the Merger.

FIFTH: The Restated Certificate of Incorporation of the Corporation in effect immediately prior to the effective time of the Merger shall be the certificate of incorporation of the surviving corporation, except that Article I thereof shall be amended to read in its entirety as follows:

“The name of the Corporation is SPY Inc.”

SIXTH: This Certificate of Ownership and Merger shall be effective as of 12:01 a.m. on February 15, 2012.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Ownership and Merger to be executed by its duly authorized officer this 6th day of February 2012.

Orange 21 Inc.

By:	/s/ Michael Marckx
Name:	Michael Marckx
Title:	President and Chief Executive Officer

Annex 1

RESOLUTIONS OF

THE BOARD OF DIRECTORS

OF THE CORPORATION

WHEREAS, it is advisable and in the best interests of Orange 21 Inc., a Delaware corporation (the “Corporation”) to change the name of the Corporation from Orange 21 Inc. to SPY Inc. (the “Name Change”), and to effect such Name Change pursuant to the provisions of Section 253 of the General Corporation Law of the State of Delaware (“DGCL”);

WHEREAS, in connection with the Name Change, the Corporation desires to form a wholly-owned subsidiary, SPY Inc., a Delaware corporation (the “Subsidiary”), to merge with and into the Corporation pursuant to the provisions of Section 253 of the DGCL, so that the Corporation will be the surviving corporation following the merger (the “Merger”); and

WHEREAS, in connection with the Name Change, the Corporation desires to change the name of the Corporation’s trading symbol on the OTC Bulletin Board from “ORNG” to “SPYX” (the “Trading Symbol Change”).

NOW, THEREFORE, BE IT,

RESOLVED, that the Name Change and the Trading Symbol Change are authorized and approved;

RESOLVED FURTHER, that the Corporation shall cause the Subsidiary to be formed under the DGCL;

RESOLVED FURTHER, that pursuant to Section 253 of the DGCL, the Corporation shall merge the Subsidiary with and into itself, so that the Corporation possesses all of the Subsidiary’s property, rights, privileges and powers, and assumes all of the Subsidiary’s liabilities and obligations;

RESOLVED FURTHER, that, in connection with the Merger, the name of Orange 21 Inc. shall be changed to SPY Inc. and the Corporation’s trading symbol on the OTC Bulletin Board shall be changed to SPYX, or such other trading symbol as shall be available and management selects;

RESOLVED FURTHER, that any officer of the Corporation (“Authorized Officer”) be, and such officer hereby is, directed to make and execute a Certificate of Ownership and Merger setting forth a copy of these resolutions, and to file the Certificate of Ownership and Merger in the office of the Secretary of State of Delaware;

RESOLVED FURTHER, that any Authorized Officer be, and such officer hereby is, directed to make, execute and file a Restated Certificate of Incorporation solely for purposes of reflecting the Name Change;

RESOLVED FURTHER, that the effective date of the Trading Symbol Change, Certificate of Ownership and Merger, the Merger and the Name Change provided for in the Certificate of Ownership and Merger shall be December 8, 2011, or any later date as determined by an Authorized Officer;

RESOLVED FURTHER, that in connection with the Name Change and Trading Symbol Change, the Authorized Officers of the Corporation be, and each of them hereby is, authorized and empowered, for and on behalf of the Corporation, to file any and all notices and filings with the Securities and Exchange Commission, the OTC Bulletin Board, the Corporation’s transfer agent, the Depository Trust Company, the Internal Revenue Service and any state tax authority, and to obtain a new CUSIP number; and to execute all documents, disburse such funds and take all necessary and appropriate actions in connection with any of the foregoing;

RESOLVED FURTHER, that, in connection with the Name Change and Trading Symbol Change, the Authorized Officers of the Corporation be, and each of them hereby is, authorized and empowered, for and on behalf of the Corporation, to execute and file any and all documents required to effectuate the Name Change and Trading Symbol Change in any U.S. state or territory in which the Corporation is authorized to do business;

RESOLVED FURTHER, that in connection with the Name Change and Trading Symbol Change, the Corporation’s stock certificates for its Common Stock and Preferred Stock, par value $0.0001 per share, shall be modified to reflect the name SPY Inc., and such modified stock certificates are hereby authorized and approved; and that a new form of corporate seal, reflecting the name SPY Inc., is adopted and approved;

RESOLVED FURTHER, that in connection with the Name Change and Trading Symbol Change, the Authorized Officers of the Corporation be, and each of them hereby is, authorized and empowered, for and on behalf of the Corporation, to prepare, execute and deliver all documents, notices and resolutions which may be required by any bank in connection with any accounts maintained by the Corporation; and

RESOLVED FURTHER, that in connection with the Name Change and Trading Symbol Change, the Authorized Officers of the Corporation be, and each of them hereby is, authorized and empowered, for and on behalf of the Corporation, to amend and/or restate the Corporation’s Amended and Restated Bylaws, employee benefits plans, corporate governance documents, and any and all other necessary documents to reflect the new name and trading symbol of the Corporation.